AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2007

Registration No. 333-____

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

New Castle Ventures, Inc.

(Name of Small Business Issuer in its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	1521 (Primary Standard Industrial Classification Code Number)	20-4694523 (I.R.S. Employer Identification Number)

1845 Baywood Drive

Salt Lake City, Utah 84117

(801) 272-7403

(Address and telephone number of Principal Executive Offices)

Same as Above

(Address of Principal Place of Business or Intended Principal Place of Business)

R. Scott Beebe

1845 Baywood Drive

Salt Lake City, Utah 84117

(801) 272-7403

(Name, Address and Telephone Number of Agent for Service)

copies to:

Mark N. Schneider, Esq.

Mark N. Schneider, A Professional Corporation

4764 South 900 East, Suite 3-C

Salt Lake City, Utah 84117

Telephone: (801) 263-3576

Fax: (801) 685-0949

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock Par Value $0.001	1,000,000	$0.40	$400,000	$12.28

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion, Dated July 12, 2007

The information contained in this prospectus is not complete and may be changed.

We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

1,000,000 Shares

New Castle Ventures, Inc.

Common Stock

$ 0.40 Per Share

This is an initial public offering of shares of common stock of New Castle Ventures, Inc., a Nevada corporation, par value $0.001 (the “Shares”). We are offering up to 1,000,000 Shares at an offering price of $0.40 per Share. The offering is being conducted on a “best efforts, 500,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 1,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or five months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering at First Utah Bank, 1991 South 3600 West, Salt Lake City, Utah 84104, until subscriptions for at least 500,000 Shares have been received. If we do not sell 500,000 Shares within five months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to six months. The Shares are being offered through our officers who will not be compensated for such activities. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering.

There is currently no trading market for our Shares and there can be no assurance that any trading market will develop in the future.

An investment in our stock is extremely speculative and involves several significant risks. You are cautioned not to invest unless you can afford the loss of your entire investment. We urge you to read the “Risk Factors” section of this Prospectus beginning on page 3, and the rest of this Prospectus, before making an investment decision.

	Offering Price to Public(1)	Proceeds to Company(2)
Per share	$0.40	$0.40
Total:
Minimum Offering	$200,000	$200,000
Maximum Offering	$400,000	$400,000

(1) The offering price of $0.40 per Share has been arbitrarily determined by us. The offering price bears no relation to the assets or book value of the Company or to any other recognized criteria of value.

(2) The proceeds to the Company do not reflect the deduction of expenses of this offering, estimated at $30,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July __, 2007.

Table of Contents

Page
Prospectus Summary	2
Risk Factors	3
Forward-Looking Statements	5
Market for Common Stock and Dividend Policy	5
Use of Proceeds	6
Dilution	6
Plan of Operation	7
Business	8
Management	11
Executive Compensation	12
Certain Relationships and Related Transactions	13
Principal Stockholders	14
Description of Capital Stock	14
Plan of Distribution	15
Where You Can Find Additional Information	15
Legal Matters	16
Experts	16
Financial Statements	F-1

Prospectus Summary

This Prospectus summary contains an overview of the information from this Prospectus, but may not contain all of the information that is important to you. This Prospectus includes specific terms of the offering of our Shares of common stock and summary information about our business and financial data. We encourage you to read this Prospectus, including the “Risk Factors” section beginning on page 3, in its entirety before making an investment decision.

New Castle Ventures, Inc.

We are a start-up company that acquires residential real estate properties for renovation and resale. We will generally acquire properties that are older, have not been well maintained or are otherwise in need of repair. We will renovate the properties to bring them into a state of good repair and attractive appearance. Our activities will typically involve minor structural repairs; redesigning undersized or nonfunctional rooms and areas; finishing basements; upgrading plumbing and electrical service; remodeling kitchen and bathrooms; repainting and redecorating; and performing minor landscaping improvements. Our activities will initially be focused on real estate properties located in the Salt Lake City, Utah Metropolitan Area.

Our Address

Our offices are currently located at 1845 Baywood Drive, Salt Lake City, Utah 84117, where our telephone number is (801) 272-7403. Our offices are located at the residence of our corporate secretary and we pay no rent for the use of such space.

The Offering

Offering Price:	$0.40 per Share

Shares of common stock offered:

Minimum Offering	500,000 shares
Maximum Offering	1,000,000 shares

Common stock to be outstanding after the offering:

Minimum Offering	1,762,500 shares
Maximum Offering	2,262,500 shares

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Use of Proceeds

We plan to use the proceeds from this offering to acquire real estate properties, pay the costs of renovating such properties, pay our general and administrative expenses, and for use as working capital. See “Use of Proceeds.”

Plan of Distribution

The offering is being conducted on a “best efforts, 500,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 1,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or five months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering at First Utah Bank, 1991 South 3600 West, Salt Lake City, Utah 84104, until subscriptions for at least 500,000 Shares have been received. If we do not sell 500,000 Shares within five months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to six months. The Shares are being offered through our officers who will not be compensated for such activities. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering. See “Plan of Distribution.”

Dilution

The purchase of our Shares will result in substantial and immediate dilution to the purchasers in the offering in the amount of approximately $0.331 per Share, or 82.8% of the offering price, if the minimum number of Shares is sold, and $0.258 per Share, or 64.5% of the offering price, if the maximum number of Shares is sold. See “Dilution.”

Risk Factors

An investment in our Shares is extremely speculative and involves significant risks. You are cautioned not to purchase our Shares unless you can afford to lose your entire investment. You should carefully consider the following risk factors before you decide to buy our Shares. You should also carefully read and consider all the information we have included in this Prospectus before you decide to buy our Shares.

We have a limited operating history, we only recently completed the renovation of our first property and listed it for sale and it is difficult to evaluate our business.

We were only recently incorporated in March 2006, and we recently completed the renovation or our first property and listed it for sale. We have not yet sold our first property and we have not produced any earnings. We face all the risks inherent in a new business and there can be no assurance we will be successful and/or profitable. Our lack of an operating history makes it difficult to evaluate our competence and the risks and uncertainties we face. If we are not able to sell the properties we acquire at a profit, we will incur losses in our operations and you could lose all or part of your investment.

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Our operations will be subject to various risks including, but not limited to, downturns in the real estate market, increases in mortgage interest rates, incurring higher than estimated renovation costs, acquiring properties with unforeseen environmental, structural or other problems, each of which could result in operating losses in connection with one or more properties and could have a material adverse effect on our business and financial condition.

Our success will depend on our ability to acquire properties, renovate them and sell them at a profit. Our operations will be subject to various risks including, but not limited to, downturns in the real estate market, increases in mortgage interest rates, incurring higher than estimated renovation costs, acquiring properties with unforeseen environmental, structural or other problems, each of which could result in operating losses in connection with one or more properties and could have a material adverse effect on our business and financial condition.

We depend on our officers and the loss of their services would have an adverse effect on our business.

We are dependent on our officers, particularly our president, Greg Menges, to operate our company and the loss of any of such persons would have an adverse impact on our operations until such time as they could be replaced, if they could be replaced. We do not have employment agreements with our officers and we do not carry key man life insurance on their lives. (See “Management.”)

We require the services of specialty subcontractors from time to time to perform work on our properties. There is currently very high demand for specialty subcontractors in our market and we may experience delays in hiring such subcontractors and such subcontractors may not complete their work in a timely manner, both of which will result in corresponding delays in the completion of our projects and will increase our carrying costs.

We require the services of specialty subcontractors from time to time to perform work on our properties. There is currently very high demand for specialty subcontractors in our market and we may experience delays in hiring such subcontractors and such subcontractors may not complete their work in a timely manner. Such delays in hiring and performance will result in corresponding delays in the completion of our projects and will increase our carrying costs.

We arbitrarily established the offering price for the Shares, such price bears no relationship to our assets, earnings, book value or other criteria of value and you may not be able to liquidate the Shares at such offering price or at all.

We arbitrarily established the offering price of our Shares in order for us to raise a maximum amount of approximately $400,000 in this offering. The offering price bears no relationship to our assets, earnings, book value, or other criteria of value. There can be no assurance that the offering price represents the fair market value of the Shares, or that you will be able to sell the Shares in the future at a price that is at or above the offering price or that you will be able to sell the Shares at all.

There is currently no market for our stock and there is no assurance that any market will develop in the future, which means a purchaser in the offering may not be able to resell the Shares in the future.

There is currently no trading market for our stock and no assurances can be given that any trading market will develop in the future. The purchase of our Shares must be considered an “illiquid” investment and a purchaser may not be able to resell the Shares in the future. (See “Market for Common Stock and Dividend Policy”).

Our stock will be subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock.

Our Shares will be subject to special sales practice requirements applicable to “penny stocks” which are imposed on broker-dealers who sell low-priced securities of this type. These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when a trading market should develop.

Our officers and directors will own a majority of our issued and outstanding shares following the offering and you will have little or no ability to elect directors or influence corporate matters

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Immediately following this offering, our officers and directors, will beneficially own 62.8% of our outstanding common stock if the minimum number of shares is sold and 51.7% of our common stock if the maximum number of shares is sold. Such persons will able to determine the outcome of actions taken by us that require stockholder approval. For example, they will be able to elect all of our directors and control the policies and practices of the Company. (See “Principal Stockholders.”)

Immediately following the offering, the net tangible book value per share of our common stock will be substantially less than the offering price which means you will experience substantial and immediate dilution in to the purchase price paid by you .

Based on the net tangible book value of our Shares as of March 31, 2007, investors purchasing Shares in this offering will incur immediate, substantial dilution of approximately $0.331 per share, or 82.8%, if the minimum number of shares is sold, and $0.258 per Share, or 64.5%, if the maximum number of shares is sold, in the net tangible book value per Share purchased in the offering. (See “Dilution.”)

The current stockholders will be able to sell their shares under Rule 144 in the future, which may have an adverse impact on any trading market that may develop for our common stock.

We previously issued 1,000,000 shares of our common stock to our three officers and founding stockholders in connection with our organization in March 2006. We subsequently issued 262,500 shares to three accredited investors in private transactions during June 2006. None of such shares has been registered under the Securities Act of 1933, however, once those shares have been held for in excess of one year, they may be available for resale from time to time by means of ordinary brokerage transactions in the open market pursuant to Rule 144 under the Securities Act of 1933, subject to the requirements and limitations imposed by Rule 144. The possibility of such resales under Rule 144 may have a depressive effect on the market price for our stock in any market that may develop in the future. (See “Principal Stockholders” and “Future Resales of Securities.”)

Forward-Looking Statements

This prospectus contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend” and similar words and expressions. Statements that describe our future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding our or our management’s current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those discussed below.

The forward-looking statements are based on present circumstances and on our predictions respecting events that have not occurred, that may not occur or that may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed above. These cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. Any forward-looking statements are made only as of the date of this prospectus and we assume no obligation to update forward-looking statements to reflect subsequent events or circumstances. We intend any forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Market for Common Stock and Dividend Policy

There is no trading market for our common stock and no assurances can be given that any trading market will develop in the future. Subject to the successful completion of this offering, we intend to request that one or more broker-dealers apply to have our common stock traded on the OTC Bulletin Board, although no assurances can be given that we will be successful in doing so. We arbitrarily established the offering price for our Shares in order for us to raise a maximum amount of approximately $400,000 in this offering. The offering price bears no relationship to our assets, earnings, book value, or other criteria of value. There can be no assurance that the offering price represents the fair market value of the Shares, or that you will be able to sell the Shares in the future at a price that is at or above the offering price or that you will be able to sell the Shares at all.

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We have never paid cash dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.

We do not have any equity compensation plans.

There are currently a total of 1,262,500 shares of our common stock issued and outstanding, which are held by six stockholders of record. Such shares became or will become eligible for resale under Rule 144 promulgated under the Securities Act of 1933, as amended, as follows: 1,000,000 shares on March 24, 2006 and 262,500 shares during June 2007.

Use of Proceeds

We estimate that the net proceeds to us from the sale of Shares in this offering, after deducting estimated offering expenses of approximately $30,000, will be approximately $170,000 if the minimum number of shares is sold and $370,000 if the maximum number of shares is sold.

We will use the net proceeds of this offering to supplement our existing resources and borrowing capacity to acquire properties for renovation, pay the costs of renovation, pay general and administrative expenses including compensation to our officers, and for use as working capital. If we sell the minimum number of shares, we anticipate that we will be able to acquire one property, and if we sell the maximum number of shares we anticipate that we will be able to acquire two additional properties for renovation. The following table illustrates our estimated use of proceeds from this offering during the twelve-month period following the offering based on the sale of the minimum and maximum number of Shares, respectively. It is emphasized that such estimated use of proceeds is subject to change based on the actual acquisition and renovation costs of properties actually acquired, the portion of the acquisition costs that are financed and other factors.

Approximate Amount
Of Net Proceeds
Proceeds Used For	Minimum	Maximum
General and Administrative Expenses(1)	$ 30,000	$ 35,000
Property Acquisition Costs	$ 85,000	$240,000
Property Renovation Costs	$ 40,000	$ 70,000
Working Capital	$ 15,000	$ 25,000

TOTAL	$170,000	$370,000

(1) Includes $15,000 of estimated officer compensation and $15,000 of estimated operating expenses in the event the Minimum is sold and $20,000 of estimated officer compensation and $15,000 of estimated operating expenses if the Maximum is sold. It is anticipated that the balance of officer compensation will be paid from our existing funds and loan proceeds.

Until such time as the net offering proceeds are spent, they will be invested in short-term investment grade, interest-bearing securities or guaranteed obligations of the U.S. government.

Dilution

Our net tangible book value on March 31, 2007 was ($49,180) or approximately ($0.039) per share. “Net tangible book value” is our total assets minus the sum of our liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding before the offering.

After giving effect to the sale of the minimum 500,000 shares in this offering at an offering price of $0.40 per share and the receipt of net proceeds in the assumed amount of $170,000, our pro forma net tangible book value on March 31, 2007 would have been $120,820, or $0.069 per share. This represents an immediate increase in the tangible book value of $0.108 per Share to existing stockholders and an immediate dilution of $0.331 per Share, or 82.8%, to purchasers in this offering.

After giving effect to the sale of the maximum 1,000,000 shares in this offering at an offering price of $0.40 per share and the receipt of net proceeds in the assumed amount of $370,000, our pro forma net tangible book value on March 31, 2007 would have been $320,820, or $0.142 per share. This represents an immediate increase in the tangible book value of $0.181 per Share to existing stockholders and an immediate dilution of $.258 per Share, or 64.5%, to purchasers in this offering.

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The following table illustrates the dilution of a new investor’s equity in a Share of common stock:

	Assuming Minimum Sold		Assuming Maximum Sold
Public offering price per share	$0.40			$0.40
Net tangible book value per share as of March 31, 2007	($0.039)		($0.039)
Increase in net tangible book value per share attributable to the offering	$0.108		$0.181
Pro forma net tangible book value per share as of March 31, 2007 after giving effect to the offering		$0.069		$0.142
Dilution per share to new investors in the offering		$0.331		$0.258

The following table shows the difference between existing stockholders and new investors with respect to the number of Shares purchased, the total consideration paid and the average price paid per share.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Minimum Offering:
Existing stockholders	1,262,500	71.6%	$30,750	13.3%	$0.024
New investors	500,000	28.4%	$200,000	86.7%	$0.400

Total	1,762,500	100.0%	$230,750	100.0%	$0.131

Maximum Offering:
Existing stockholders	1,262,500	55.8%	$30,750	7.1%	$0.024

New investors	1,000,000	44.2%	$400,000	92.9%	$0.400

Total	2,262,500	100.0%	$430,750	100.0%	$0.190

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Plan of Operation

You should read the following discussion in conjunction with our financial statements, which are included elsewhere in this prospectus. The following information contains forward-looking statements. (See “Forward Looking Statements” and “Risk Factors.”)

Our plan of operation is to use our existing capital and borrowing capacity together with the proceeds from this offering to acquire and renovate residential real estate properties in the Salt Lake City Metropolitan Area. As of March 31, 2007, we owned one property with a carrying value of $511,377, subject to a loan in the amount of approximately $542,000 including accrued interest, we had accounts payable in the amount of approximately $31,400, primarily in renovation expenses, we had accrued property taxes in the amount of $920, and we had cash and cash equivalents of approximately $12,675. As a result, as of March 31, 2007, our liabilities exceeded our assets by approximately $49,180 and our current liabilities exceeded our current assets by approximately $61,110. We have completed the renovation of our first property and have listed it for sale at a price of $669,000. If we had sold the property for that amount on March 31, 2007, we estimate that our profit as of such date would have been approximately $39,000, after deducting estimated real estate commissions, estimated closing costs and accrued property taxes, and paying off our indebtedness, including the payment to our lender of a portion of our after-tax profits as discussed below. However, the current cost of servicing our debt is currently approximately $4,170 per month and any potential profit calculations must also take into account accrued interest subsequent to March 31, 2007. The real estate market is volatile and unpredictable and no assurances can be given that we will be successful in selling our property for the price at which we have listed it or that we will be able to sell it at a profit.

To date we have financed our operations principally through a loan and security agreement with Lon Stalsberg, a stockholder, dated as of June 15, 2006, pursuant to which Mr. Stalsberg loaned us the initial principal amount of $410,035 to acquire our first property located at 1772 Holladay Boulevard, Holladay, Utah (the “Holladay Property”), and to make additional loans to us for use in connection with our renovation of the Holladay Property. The agreement provides that we will pay Mr. Stalsberg a loan origination fee in the amount of 1% of the initial loan and an additional loan fee in amount equal to 10% of the after-tax profit we realize from the sale of the Holladay Property. All loans made under the agreement bear interest at the rate of 10% per annum and are represented by trust deed notes secured by a trust deed recorded against the Holladay Property. All loans and loan fees are payable at the time we sell the Holladay property. The outstanding principal balance of loans made to us under the loan agreement was $500,035 as of March 31, 2007 with accrued interest of $41,464. The stockholder has indicated his willingness to continue to make additional loans under the agreement with respect to the Holladay Property, but he is not required to do so and there can be no assurance that additional loans will be available. The stockholder has also indicated his willingness to enter into other similar loan agreements with respect to our acquisition of additional properties on terms substantially similar to those described above. However, we have not entered into any agreement or arrangement with such stockholder with regard to potential future properties and no assurances can be given that such loans will be available to us on acceptable terms or at all.

We currently own one property and intend to acquire one or two additional properties upon the completion of this offering. We may pay the entire acquisition cost for such properties from our cash resources, including the proceeds from this offering, or we may borrow a portion of the property purchase price from a stockholder (as discussed above) or other

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lending source. If this offering is successful, we plan to maintain cash reserves during the next twelve months that are equal to our projected general and administrative expenses for such twelve-month period plus a reserve to cover unforeseen costs in connection with our renovation activities. If this offering is successful, we believe we can reduce our costs of operations by reducing our borrowing requirements and reducing our interest expense.

We estimate our general and administrative expenses during the next twelve months to be approximately $70,000 to $80,000, including officer compensation at the rate of $60,000 per year, which will commence upon the completion of this offering. We estimate the cost of renovating properties to be an average of from approximately 10% to 20% of our projected sale price for the property after renovation has been completed. For purposes of illustration only, if we acquire a property that is projected to have a post-renovation sales price of $200,000, our budget will generally include renovation costs ranging from $20,000 to $40,000.

We anticipate that the proceeds from the offering will be sufficient to permit the Company to implement its business plan and conduct its operations for a period of at least twelve months.

Business

General

New Castle Ventures, Inc. was recently incorporated under the laws of Nevada on March 24, 2006. In connection with our organization, we sold 1,000,000 shares of our common stock to our three officers and founding stockholders, for $15,000 in cash. Subsequently, during June 2006, we sold an additional 262,500 shares to three accredited investors for $15,750 in cash. We conduct our operations through our wholly owned subsidiary, Emerson Remodeling, Inc., a Utah corporation, that was also incorporated in March 2006. Unless otherwise indicated, New Castle Ventures, Inc. and Emerson Remodeling, Inc. are collectively referred to throughout this Prospectus as “we”, “us” or the “Company.”

We are a start-up company that acquires residential real estate properties for renovation and resale. We will generally acquire properties that are older, have not been well maintained or are otherwise in need of repair. We will renovate the properties to bring them into a state of good repair and attractive appearance. Our activities will typically involve repairing minor structural damage; redesigning undersized or nonfunctional rooms and areas; finishing basements; upgrading plumbing and electrical service; remodeling kitchen and bathrooms; repainting and redecorating; and performing minor landscaping improvements. Our activities will initially be focused on real estate properties located in the Salt Lake City, Utah Metropolitan Area. We will seek to generate capital gain from the purchase and sale of properties and we do not presently plan to generate income from the rental of such properties.

The Geographic Market

We are located in Salt Lake City, Utah and initially plan to focus our activities in the Salt Lake City Metropolitan Area. We have acquired one property to date, which is located in the Holladay, Utah neighborhood. At present, we believe the best values may be found in the Canyon Rim, Highland Park, Holladay, Sugarhouse and, to a lesser extent, Rose Park, neighborhoods and we intend to initially focus our acquisition efforts in those areas. Published sources indicate there was an approximately 11% increase in the median price of real estate in the Salt Lake real estate market between 2004 and 2005 and a 20.8% increase between 2005 and 2006.

Acquisition Criteria and Process

We seek to acquire properties that we believe are selling at a discount to their potential market value due to a variety of factors including minor structural damage, lack of regular maintenance, dilapidation, unsightly grounds/landscaping and location in older neighborhoods. We will consider the acquisition of homes, condominiums, duplexes and small apartment buildings. Our ideal candidate is a property that is a little run down but which is structurally sound, has charm and character and will benefit from updating and minor renovation. In other words, we seek to find undervalued properties in neighborhoods with appreciating real estate values.

At present, we generally to seek to acquire properties with sales prices ranging between $60,000 and $600,000, although we may acquire properties outside this range if we believe other conditions make the property an attractive value. We may acquire the properties for cash or we may finance a portion of the purchase price through a loan secured by the property. We typically will not have more than one loan on each property.

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We determine value by reviewing the sales prices of comparable homes and taking into account the individual merit of each property: its age, unique features, acreage, estimated amount of work required, landscaping, view, location and desirability. We generally find a property attractive if we can acquire it for 75% to 80% of what we believe the ultimate sales price will be, subject to a budget analysis confirming the required renovation work will not exceed an additional 10% to 20% of the property’s sales price. As a result, we typically target a 10% to 15% return on our investment after deducting acquisition cost, debt service, materials, labor and real estate commissions. We typically do not obtain appraisals prior to the acquisition of a property.

We become aware of properties for potential acquisition through the efforts of our officers, real estate agents and by word of mouth. Our president, who is a licensed real estate agent, reviews the Multiple Listing Service listings on a periodic basis for new listings which might be attractive to the Company. In addition, our officers drive through potential acquisition areas on a regular basis and investigate properties having “for sale” signs posted on the premises. Our officers also receive information with regard to new listings and properties that may be potentially attractive to us from real estate agents who would typically receive a commission from the seller of such properties. We are also attempting to increase our visibility and build our reputation so that we obtain leads from friends, associates, contractors, subcontractors, real estate professionals, mortgage lenders and others that are aware of our activities and our property acquisition criteria.

We estimate that the average time from acquisition of a property to resale will range from approximately three months to one year. We typically target three months to complete our renovation activities and put the property back on the market, although it took us approximately one year to complete the renovation of our first property. We believe the delay occurred primarily because the unique design of our first property involved an angular layout as opposed to the more standard rectangular design and required us to have cabinets, closets and other items custom measured and custom built, which resulted in time delays and increased costs over what we believe we will experience in connection with a more standard design. It is impossible to predict the time it will take to sell a completed property, and such time period will vary based on location, price and market conditions, but for purposes of our business plan we have estimated the sale time to be an average of two to three months.

Renovation Activities and Costs

We determine the type and scope of repairs and upgrades to be made to a particular property based on the repairs required to return the property to a state of good condition with no structural damage and with electrical and plumbing systems in good order. We then select the optional additional upgrades that we believe will result in the highest return on our investment. In the typical case, our activities include (i) upgrade and repair of plumbing and electrical systems; (ii) addition or repair of air conditioning and heating systems; (iii) renovation and repair of bathrooms and kitchen, including the installation of new appliances, countertops and plumbing fixtures; (iv) replacement of windows and patio doors; (v) wall preparation and painting throughout the house; (vi) repair or replacement of carpet and wood and tile flooring; (vii) installation of new cabinets, shelves and doors, where required; (viii) minor redesign such as moving or eliminating non-bearing walls, adding closets, changing exterior windows and adding decks or patios; and (ix) landscaping improvements including the removal of overgrown or unsightly trees, removal of weeds, construction of fences and lattice walls, and the installation of new sprinkler systems, sod and flower beds. In certain cases, we may also add accent lighting and install fireplaces and built-in stereo systems.

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All work is performed at the direction of our president. We typically hire licensed subcontractors to perform specialized services requiring a contractor’s license such as structural repair, roofing, concrete work, plumbing and electrical work. Other remodeling activities and minor repairs are performed by our officers with the assistance of laborers or independent contractors who are typically hired on an hourly basis. Our vice president is a licensed heating, ventilation and air conditioning contractor who provides additional expertise in selecting properties for acquisition and creating a plan and budget for the their renovation and resale. Currently, all our officers work hands on in renovating our properties. We also may hire our vice president and his company to perform HVAC services and do so at prices that are equal to or better than those that could be obtained from independent third parties pursuant to arm’s length negotiations. We also hire temporary workers from employment agencies and work lines to perform unskilled labor on an hourly basis.

Sale of Completed Properties

Immediately following the completion of our renovation activities, we plan to list the property for sale at a price that is competitive with property values within the neighborhood based on recently completed sales of comparable properties. Our president is a licensed real estate agent and we plan to list our properties for sale through him and agree to pay him a real estate commission which is equal to or better than the commission that could be negotiated with unrelated third parties pursuant to arm’s length negotiations. The property will then be listed through the Multiple Listing Service, “for sale” signs will be posted on the property and the property will be shown to prospective purchasers. We plan to sell our properties for cash and we do not currently plan to finance or carry contracts with regard to any portion of the sales price.

As discussed herein under “Executive Compensation,” we will compensate two of our officers for their services to the Company by paying them a base salary and a bonus not to exceed 100% of such base salary.

The Holladay Boulevard Property

We acquired our first and only property on June 15, 2006. It is a 3,666 square foot residential property located at 1772 Holladay Boulevard, Salt Lake City, Utah (the “Holladay Property”). We acquired the property for $411,000 and initially budgeted $80,000 for the renovation and repair of the property, although we ended up spending approximately $100,000 in renovation and repair costs. We believe the cost overruns were related to the unique design of the property which involves an angular layout as opposed to the more standard rectangular design and required us to have cabinets, closets and other items custom measured and custom built, which resulted in time delays and increased costs over what we believe we will experience in connection with a more standard design. Through March 31, 2007, we had borrowed the total principal amount of $500,035 from a stockholder pursuant to the terms of the loan and security agreement described below. We have completed the renovation of the property and recently listed it for sale at a listing price of $669,000. No assurances can be given that we will be able to sell the property for such listed price. To the extent the sales price is reduced or the sales period is increased, the return on our investment will also be reduced.

Loan Agreement with Stockholder

We entered into a loan and security agreement with Lon Stalsberg, a stockholder, dated as of June 15, 2006, pursuant to which Mr. Stalsberg agreed to loan us the initial principal amount of $410,035 to acquire the Holladay Property and to make additional loans to us for use in connection with our renovation of the Holladay Property. The agreement provides that we will pay Mr. Stalsberg a loan origination fee in the amount of 1% of the initial loan amount and an additional loan fee in amount equal to 10% of the after-tax profit we realize from the sale of the Holladay Property. All loans made under the agreement bear interest at the rate of 10% per annum and are represented by trust deed notes secured by a trust deed recorded against the Holladay Property. All loans and loan fees are payable at the time we sell the Holladay Property. As of March 31, 2007, the outstanding principal balance of loans from Mr. Stalsberg was $500,035.

Competition

We face intense competition in the acquisition and sale of real estate properties in the Salt Lake City Metropolitan Area. The market has been growing during recent years due to a healthy economy and an increasing number of jobs. As a result, home prices in our target markets have increased each year during the last few years and the demand for real estate has remained relatively high. We believe there is a high level of interest in distressed or “fixer-upper” properties from real estate speculators, first time home buyers who want to do the fix-up themselves, other so-called “fix and flip” businesses that seek to acquire the properties, renovate them and sell them at a profit and real estate professionals. We will also be competing with real estate developers, contractors, private investors, investment funds and wealthy individuals seeking to acquire real estate properties for investment. Most of our competitors have more experience and superior financial and

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human resources than do we and there is no assurance that we will be able to compete effectively.

Regulation

We are regulated by local building and zoning authorities that establish the technical specifications required with respect to renovated real estate properties. Such requirements include: compliance with zoning ordinances; compliance with building codes, including plumbing and electrical specifications; compliance with building permits; and the performance of certain specialized work by licensed contractors. We are also subject to real estate licensing regulations and commission requirements with respect to our resale of completed properties, federal and state laws applicable to environmental hazards and hazardous wastes located on our properties and employment regulations and wage requirements applicable to our hiring temporary workers.

Employees and Consultants

Our officers are our only employees and we are dependent on their continued service to operate our business. The loss of our officers, particularly our president, would have a material adverse impact on our business and there is no assurance that we could locate qualified replacements. We have not entered into employment agreements with our officers and we do not carry “key man” life insurance on their lives.

Offices and Facilities

Our offices are located at the residence of our corporate secretary at 1845 Baywood Drive, Salt Lake City, Utah 84117 and we do not pay rent for the use of such space. We believe such space will be adequate for the operation of our business for at least the next twelve months.

Legal Proceedings

We are not a party to any material legal proceedings, and to our knowledge, no such legal proceedings have been threatened against us.

Management

The following table indicates the name, age, term of office and position held by each of our officers and directors. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
Gregory C. Menges	44	2007	President and Director
Thomas C. Nichols	27	2007	Vice President and Director
R. Scott Beebe	55	2007	Secretary, Treasurer and Director

________________________

Certain biographical information with respect to our officers and directors is set forth below.

Gregory C. Menges is a founder and principal stockholder of the Company and has served as president and a director of the Company and its operating subsidiary since inception in March 2006. Mr. Menges is also a licensed real estate agent with Service First Realty Group in Salt Lake City. From October 1996 through May 2005, Mr. Menges was a registered securities representative with Wachovia Securities in Salt Lake City, Utah.

Thomas C. Nichols is a founder and principal stockholder of the Company and has served as vice president and a director of the Company and its operating subsidiary since inception in March 2006. Mr. Nichols is and has since November 2005, been the owner/operator of Nichols HVAC, a heating and air conditioning contractor providing commercial and residential service. From June 1998 to November 2005, Mr. Nichols was employed by VERCO where he supervised a three-man crew in the installation and service of heating and air conditioning equipment.

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R. Scott Beebe, is a founder and principal stockholder of the Company and has served as secretary/treasurer and a director of the Company and its operating subsidiary since inception in March 2006. Mr. Beebe is retired and manages his own investments. From November 2005 through January 2006, he was engaged by Golf Lab as its initial Director of Customer Relations to assist it in connection with the launch of its indoor golf training business. From 1982 to 1999, Mr. Beebe was involved in the financial services industry in Salt Lake City, Utah as a registered securities representative.

Board of Directors

Our board of directors consists of three persons; Gregory C. Menges, Thomas C. Nichols and R. Scott Beebe. None of our directors is “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace because they are officers of the Company.

Our board of directors has not appointed any standing committees, there is no separately designated audit committee and the entire board of directors acts as our audit committee. The board of directors does not have an independent “financial expert” because it does not believe the scope of the Company’s activities to date has justified the expenses involved in obtaining such a financial expert. In addition, our securities are not listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two employees, both of whom are officers and directors, and our business operations are not extensive or complex.

Executive Compensation

Historical Compensation

As indicated in the following table, we did not pay any compensation to our officers during the period from our incorporation in March 2006 through the end of our fiscal year on June 30, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation	Total
Gregory C. Menges, President	2006	$ -	-	-	-	-	-	$ -
Thomas C. Nichols, Vice President	2006	$ -	-	-	-	-	-	$ -
R. Scott Beebe, Sec. / Treas.	2006	$ -	-	-	-	-	-	$ -

We have not granted our officers or directors any stock options, stock awards or other forms of equity compensation. We do not currently provide our officers or directors with medical insurance or other similar employee benefits, although we may do so in the future.

We do not have any retirement, pension, profit sharing, or insurance or medical reimbursement plans covering our officers or directors.

Officer Compensation Subsequent to Year End

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From September 2006 through January 2007, we compensated R. Scott Beebe, our secretary and treasurer, at the rate of $2,500 per month for a total of $10,000.

Future Officer Compensation

Subject to the successful completion of this offering, commencing July 1, 2007, we will pay an annual salary of $30,000 to each of R. Scott Beebe and Gregory C. Menges, plus an annual bonus in an amount to be determined by the board of directors, which bonus shall not exceed 100% of such base salary. We will not compensate Thomas Nichols in his capacity as an officer but, as discussed below under the caption “Certain Relationships and Related Transactions,” we will compensate him for providing HVAC services on our properties. We will also reimburse our officers for reasonable costs and expenses incurred by them in connection with our business. We may also pay additional compensation to our officers in the future in the form of medical insurance, retirement benefits and other employee benefits.

We have not entered into an employment agreement with any of officers.

As discussed below, we may also make payments to our officers for providing services to us in their capacities as licensed real estate agents and licensed contractors.

Director Compensation

Our directors do not currently receive any compensation for serving in their capacity as directors.

Certain Relationships and Related Transactions

Promoters

The Company was founded and organized by Gregory C. Menges, our president and a director, Thomas C. Nichols, our vice president and a director, and R. Scott Beebe, our secretary, treasurer and a director, each of whom is considered to be a promoter of the Company.

Transactions

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

Sale of Stock at Organization

In March 2006, in connection with our organization, we sold 1,000,000 shares of common stock to our officers and directors for $15,000 in cash. (See “Principal Stockholders.”)

Office Space

Our offices are located at the residence of our corporate secretary and we pay no rent for the use of such space. We reimburse our secretary for actual out-of-pocket costs incurred on our behalf for paper, copies, long distance telephone charges and similar items used in connection with our operations.

Real Estate Commissions

Greg Menges, our president, is currently a licensed real estate agent with Service First Realty Group in Salt Lake City, Utah. We plan to list our completed properties for sale through Mr. Menges and to pay real estate commissions to his broker in connection with the sale of such properties, a portion of which will be received by Mr. Menges. The amount of commissions payable to Service First will be equal to or better than those that could be negotiated with unrelated third parties pursuant to arm’s length negotiations.

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HVAC Services

Thomas Nichols, our vice president, is a licensed heating and air conditioning contractor and the Company has engaged Mr. Nichols in the past and plans to engage him in the future to provide heating and air conditioning services to the Company’s properties. Any such services would be provided on terms that believed to be equal to or better than those that could be obtained from unrelated third parties pursuant to arm’s length negotiations. In the event we desire to engage Mr. Nichols for a project involving an estimated cost of $25,000 or more, we will obtain bids from at least two independent contractors to make sure the price to be paid to Mr. Nichols is competitive. We currently compensate Mr. Nichols at the rate of $40 per hour for services performed by him.

Indemnification

Our articles of incorporation provide that our directors shall have no personal liability to our company or our stockholders for damages for breaches of their fiduciary duties as directors or officers, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of certain unlawful distributions. In addition, Section 78.037 of the Nevada corporation law, Article VI of our articles of incorporation, and Article VIII of our bylaws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Principal Stockholders

The following table sets forth as of the date of this Prospectus the name, address and share holdings of each person who owns of record, or was known by us to own beneficially, 5% or more of our outstanding common stock, and the share holdings of each of our directors and officers and by our directors and officers as a group. As of the date of this Prospectus, there were 1,262,500 shares of our common stock issued and outstanding.

Title of Class	Beneficial Owner (1)	Amount	Percentage Ownership	Percentage Ownership Following Completion of Offering
				Maximum	Minimum
Principal Stockholders
Common Stock	Lon Stalsberg 4205 Park View Drive Salt Lake City, UT 8424	100,000	7.9%	4.4%	5.7%
Common Stock	Randy Hoffman 10 Quietwood Lane Sandy, UT 84092	100,000	7.9%	4.4%	5.7%
Common Stock	Mark N. Schneider 4764 South 900 East, Ste. 3-C Salt Lake City, UT 84117	62,500	5.0%	2.8%	3.5%
Officers and Directors
Common Stock	Gregory C. Menges	200,000	15.8%	8.8%	11.3%
Common Stock	Thomas C. Nichols	200,000	15.8%	8.8%	11.3%
Common Stock	R. Scott Beebe	600,000	47.5%	26.5%	34.0%
Common Stock	All Executive Officers
	And Directors as a Group (Three Persons)	1,000,000	79.2%	44.2%	56.7%

_____________________

(1)	Except as otherwise noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power.
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Description of Capital Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary description is qualified by reference to the detailed provisions of our articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement in which this prospectus is included.

Common Stock

As of the date of this prospectus, we have 1,262,500 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings.

Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends in the past and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing stockholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing stockholders, including persons purchasing common stock in this offering.

Preferred Stock

Under our articles of incorporation, our board of directors is authorized, without stockholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of our company and voting rights, if any.

Future Sales of Securities

We previously issued 1,000,000 shares of our stock to our officers and directors in connection with our organization in March 2006 and 262,500 shares to three accredited investors in private transactions during June 2006. None of such shares has been registered under the Securities Act of 1933, however, once those shares have been held for in excess of one year, they may be available for resale from time to time by means of ordinary brokerage transactions in the open market pursuant to Rule 144 under the Securities Act of 1933, subject to the requirements and limitations imposed by Rule 144. The possibility of such resales under Rule 144 may have a depressive effect on the market price for our stock in any market that may develop in the future. (See “Principal Stockholders.”)

Plan of Distribution

We are offering up to 1,000,000 Shares at an offering price of $0.40 per Share. The offering is being conducted on a “best efforts, 500,000 Shares minimum, 1,000,000 Shares maximum” basis. The minimum purchase by any investor is 1,000 Shares, unless waived by us. There is no assurance that all or any of the Shares will be sold. Our officers and directors and their affiliates may purchase Shares in the offering and such purchases will count toward the sale of the minimum number of Shares. The offering will continue until the earlier of the date all offered Shares have been sold or five months from the date of this Prospectus (unless extended by us for one additional month). Proceeds from the sale of Shares will be deposited in a segregated escrow account maintained for this offering at First Utah Bank, 1991 South 3600 West, Salt Lake City, Utah 84104, until subscriptions for at least 500,000 Shares have been received. If we do not sell 500,000 Shares within five months of the date of this Prospectus (unless extended by us for one additional month), all proceeds received will be returned promptly

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to subscribers without paying interest or deducting any expenses of the offering. Subscribers will not have the use of their funds, will not earn interest on funds held in escrow and will not be able to obtain the return of funds placed in escrow until the offering period expires, which may be up to six months. The Shares are being offered through our officers who will not be compensated for such activities. No broker-dealer is participating in this offering and no sales commissions will be paid to any person in connection with this offering.

There is currently no trading market for our Shares and there can be no assurance that any trading market will develop in the future.

Where You Can Find Additional Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our stockholders unless requested by the individual stockholders.

Legal Matters

Certain legal matters with regard to the validity under the Nevada Revised Statutes of the common stock to be sold in this offering has been passed upon for the company by Mark N. Schneider, A Professional Corporation. Mark N. Schneider owns 62,500 shares of our common stock, which he acquired in our June 2006 private placement for $3,750.

Experts

The financial statements included in this prospectus have been audited by Madsen & Associates CPA’s, Inc., independent certified public accountants, to the extent and for the periods set forth in their report included in this prospectus, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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Madsen & Associates CPA’s, Inc.

684 East Vine Street. #3

Murray, Utah 84107

TELEPHONE (801) 268-2632

FAX (801) 262-3978

TED A. MADSEN, CPA	MEMBER:	AMERICAN INSTITUTE OF
CERTIFIED PUBLIC ACCOUNTANTS

UTAH ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

New Castle Ventures, Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of New Castle Ventures, Inc. and Subsidiary as of June 30, 2006 and the related consolidated statement of operations, shareholders’ equity and cash flows for the period from March 24, 2006 (date of inception) to June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Castle Ventures, Inc. and Subsidiary as of June 30, 2006 and the results of its consolidated operations and cash flows for the period March 24, 2006 (date of inception) to June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

  /s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

December 12, 2006

New Castle Ventures, Inc. and Subsidiary

Consolidated Balance Sheet

June 30, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$ 28,871

Other Assets:
Property held for resale	412,205

Total Assets	$ 441,076

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accrued property taxes	$ 1,169
Accrued interest payable	5,785
Total Current Liabilities	6,954

Note payable - shareholder	410,035

Stockholders Equity
Preferred stock, $.001 par value - 10,000,000 shares
authorized, no shares issued and outstanding	—
Common stock, $.001 par value -100,000,000 shares
authorized, 1,262,500 shares issued and outstanding	1,162

Additional paid-in capital	29,588
Accumulated deficit	(6,663)

Total stockholders’ equity	24,087

Total liabilities and stockholders’ equity	$ 441,076

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

Consolidated Statement of Operations
For the period from the date in inception

(March 24, 2006) to June 30, 2006

Revenues	—

Operating expenses:
General and administrative	878

Net loss from operations	(878)

Other Income (Expense)
Interest expense	5,785

Net loss	(6,663)

Net loss per share	0.00
Weighted average shares outstanding	1,065,625

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

Consolidated Statement of Changes in Stockholders' Equity
For the period from the date of inception

(March 24, 2006) to June 30, 2006

	Common	Common	Additional
	Stock	Stock	Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity/(Deficit)

Balances at March 24, 2006 (date of inception)	—	$ —	$ —	$ —	$ —

Common stock issued to founders for cash - March 24, 2006 @ $.015 per share	1,000,000	1,000	14,000	—	15,000
Common stock issued for cash - June, 2006 @ $.06 per share	262,500	262	15,488		15,750
Net loss for period	—	—	—	(6,663)	(6,663)

Balances at June 30, 2006	1,262,500	$ 1,262	$ 29,488	$ (878)	$ 24,087

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

Consolidated Statement of Cash Flows
For the period from the date in inception

(March 24, 2006) to June 30, 2006

Cash flows from operating activities:
Net loss	$ (6,663)
Adjustments to reconcile net loss to cash used in operating
activities:
—

Changes in assets and liabilities:
Accrued property taxes	1,169
Accrued interest payable	5,785
—
—
—

Net cash used in operating activities	291

Cash flows from investing activities:
Purchase of real property held for resale	(412,205)

Net cash used in investing activities	(412,205)

Cash flows from financing activities:
Proceeds from note payable	410,035
Common stock issued for cash	30,750
Net cash from financing activities	440,785

Net increase (decrease) in cash and cash equivalents	28,871
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$ 28,871

Supplemental disclosure of cash flow information:
Interest paid	$ —
Income taxes paid	$ —

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 1 – NATURE AND PURPOSE OF BUSINESS

New Castle Ventures, Inc. (the Company) was incorporated under the laws of the State of Nevada on March 24, 2006 with the purpose of acquiring, improving and selling real property. On April 17, 2006, the Company formed a wholly under subsidiary under the laws of the State of Utah by the name of Emerson Remodeling, Inc. Emerson Remodeling, Inc. was formed for the purpose of acquiring, improving and selling real property. The financial statements included all of the accounts of the Company and its wholly owned subsidiary, Emerson Remodeling, Inc.

NOTE 2 – NATURE OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

The Company considers revenue to be recognized at the time the service is performed.

USE OF ESTIMATES

The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s short-term financial instruments consist of cash and cash equivalents and accounts payable. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the year the Company did not maintain cash deposits at financial institution in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

EARNINGS PER SHARE

Basic Earnings per Share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential

New Castle Ventures, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

dilutive instruments such as stock options and warrant. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company’s common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect.

INCOME TAXES:

The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during any of the periods presented.

CONCENTRATION OF CREDIT RISK:

The Company does not have any concentration of related financial credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS:

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact to its financial statements.

New Castle Ventures, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2006

NOTE 3 – PROPERTY HELD FOR RESALE

On June 15, 2006, the Company acquired a single family residence for the amount of $412,205, with the purpose of improving the property and then reselling the property at a later date. This property has been identified as an Other Asset in the financial statements as Property Held For Resale.

NOTE 4 – NOTE PAYABLE – SHAREHOLDER

The Company borrowed $410,035 on June 15, 2006 from a shareholder to finance the purchase of the property described in Note 3 to the financial statements and to provide working capital to the Company. This loan carries an interest rate of 10% per annum and a 1% loan origination fee and is unsecured at June 30, 2006 with the understanding that the shareholder may require the Company to secure the loan against the property at any time in the future. In addition to the stated interest payments, the Company is to pay this individual 10% of the net profits after taxes from the sale of the property. The Company has recorded the loan origination fee and the accrued interest as a charge to operations in the current period.

NOTE 5 – COMMON STOCK

The Company issued 1,000,000 shares of its common stock to the founders of the Company on March 24, 2006 for cash in the amount of $15,000.

The Company issued 262,500 shares of its common stock to investors during June, 2006 for cash in the amount of $15,750.

New Castle Ventures, Inc. and Subsidiary

Consolidated Balance Sheet March 31, 2007

(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$ 12,675

Machinery & equipment, less
accumlated depreciation of $91	588

Other Assets:
Property held for resale	511,377

Total Assets	$ 524,640

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$ 31,401
Accrued property taxes	920
Accrued interest payable	41,464
Total Current Liabilities	73,785

Note payable - shareholder, secured by property held for resale	500,035

Stockholders Equity
Preferred stock, $.001 par value - 10,000,000 shares
authorized, no shares issued and outstanding	—
Common stock, $.001 par value -100,000,000 shares
authorized, 1,262,500 shares issued and outstanding	1,262

Additional paid-in capital	29,488
Accumulated deficit	(79,930)

Total stockholders’ equity	(49,180)

Total liabilities and stockholders’ equity	$ 524,640

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

Consolidated Statement of Operations
For the nine months ended March 31, 2007

(Unaudited)

Revenues	$ —

Operating expenses:
Depreciation	91
General and administrative	37,497

Net loss from operations	(37,588)

Other Income (Expense)
Interest expense	(35,679)

Net loss	$ (73,267)

Net loss per share	(0.00)

Weighted average shares outstanding	1,262,500

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

Consolidated Statement of Changes in Stockholders' Equity
For the nine months ended March 31, 2007

(Unaudited)

	Common	Common	Additional
	Stock	Stock	Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity/(Deficit)

Balances at March 24, 2006 (date of inception)	—	$ —	$ —	$ —	$ —

Common stock issued to founders for cash - March 21, 2006 @ $.015 per share	1,000,000	1,000	14,000	—	15,000
Common stock issued for cash - June, 2006 @ $.06 per share	262,500	262	15,488		15,750
Net loss for period	—	—	—	(6,663)	(6,663)

Balances at June 30, 2006	1,262,500	$ 1,262	$ 29,488	$ (6,663)	$ 24,087

Net loss for period				(73,267)	(73,267)

Balances at March 31, 2007	1,262,500	$ 1,262	$ 29,488	$ (79,930)	$ (49,180)

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

Consolidated Statement of Cash Flows
For the nine months ended March 31, 2007

(Unaudited)

Cash flows from operating activities:
Net loss	$ (73,267)
Adjustments to reconcile net loss to cash used in operating
activities:
Depreciation	91

Changes in assets and liabilities:
Accounts payable	31,401
Accrued property taxes	(249)
Accrued interest payable	35,679

Net cash used in operating activities	(6,345)

Cash flows from investing activities:
Purchase of machinery & equipment	(679)
Purchase of real property held for resale	-
Additions to property held for resale	(99,172)

Net cash used in investing activities	(99,851)

Cash flows from financing activities:
Proceeds from note payable	90,000
Common stock issued for cash	-
Net cash from financing activities	90,000

Net increase (decrease) in cash and cash equivalents	(16,196)
Cash and cash equivalents, beginning of period	28,871

Cash and cash equivalents, end of period	$ 12,675

Supplemental disclosure of cash flow information:
Interest paid	$ —
Income taxes paid	$ —

See the accompanying notes to these consolidated financial statements.

New Castle Ventures, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

March 31, 2007

NOTE 1 – NATURE AND PURPOSE OF BUSINESS

New Castle Ventures, Inc. (the Company) was incorporated under the laws of the State of Nevada on March 24, 2006 with the purpose of acquiring, improving and selling real property. On April 17, 2006, the Company formed a wholly under subsidiary under the laws of the State of Utah by the name of Emerson Remodeling, Inc. Emerson Remodeling, Inc. was formed for the purpose of acquiring, improving and selling real property. The financial statements included all of the accounts of the Company and its wholly owned subsidiary, Emerson Remodeling, Inc. The Company has elected June 30th as its fiscal year end.

NOTE 2 – NATURE OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

The Company considers revenue to be recognized at the time the service is performed.

USE OF ESTIMATES

The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s short-term financial instruments consist of cash and cash equivalents and accounts payable. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the year the Company did not maintain cash deposits at financial institution in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

EARNINGS PER SHARE

Basic Earnings per Share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential

New Castle Ventures, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

March 31, 2007

dilutive instruments such as stock options and warrant. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company’s common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect.

INCOME TAXES:

The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during any of the periods presented.

CONCENTRATION OF CREDIT RISK:

The Company does not have any concentration of related financial credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS:

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact to its financial statements.

New Castle Ventures, Inc. and Subsidiary

NOTES TO FINANCIAL STATEMENTS

March 31, 2007

NOTE 3 – PROPERTY HELD FOR RESALE

On June 15, 2006, the Company acquired a single family residence for the amount of $412,205, with the purpose of improving the property and then reselling the property at a later date. This property has been identified as an Other Asset in the financial statements as Property Held For Resale. The Company has made capital improvements to the property in the amount of $ 99,172 since the property was purchased in June of 2006.

NOTE 4 – NOTE PAYABLE – SHAREHOLDER

The Company borrowed $410,035 from a shareholder on June 15, 2006 to finance the purchase of the property described in Note 3 to the financial statements and to provide working capital for the Company. This loan carries an interest rate of 10% per annum and a 1% loan origination fee. This shareholder also advanced the Company $90,000 during then nine months ended March 31, 2006 for working capital. This loan carries an interest rate of 10% per annum. Both loans are secured by the real property at March 31, 2007. In addition to the stated interest payments, the Company is to pay this individual 10% of the net profits after taxes from the sale of the property. The Company has recorded the loan origination fee and the accrued interest as a charge to operations in the current period.

NOTE 5 – COMMON STOCK

The Company issued 1,000,000 shares of its common stock to the founders of the Company on March 24, 2006 for cash in the amount of $15,000.

The Company issued 262,500 shares of its common stock to investors during June, 2006 for cash in the amount of $15,750.

No person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,000,000 Shares

New Castle Ventures, Inc.

Common Stock

Until _______, 2007 (90 days after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount
SEC registration fees	$12
Transfer agent’s and registrar’s fees and expenses	1,000
Accounting fees and expenses	3,500
Legal fees and expenses	24,000
Printing and engraving expenses	500
Blue sky fees and expenses	500
Miscellaneous	488
Total	$30,0000

Item 14. Indemnification of Directors and Officers

Our articles of incorporation provide that our directors shall have no personal liability to our company or our stockholders for damages for breaches of their fiduciary duties as directors or officers, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of certain unlawful distributions. In addition, Section 78.037 of the Nevada corporation law, Article VI of our articles of incorporation, and Article VIII of our bylaws provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Since our incorporation on March 24, 2006, we have issued and sold the following unregistered securities:

In connection with our organization in March 2006, we sold 1,000,000 shares of our common stock to our officers and founding stockholders for $15,000 in cash. During June 2006, we sold 262,500 shares to three accredited investors for $15,750 in cash. The foregoing issuances and sales of common stock were effected in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. The registrant did not employ any general solicitation or advertising in connection with the transactions, each of the purchasers signed a customary investment representation letter, and the certificates for the shares were stamped with a restricted stock legend.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

3.1	3	Articles of Incorporation	This Filing
3.2	3	Bylaws	This Filing
5.1	5	Opinion and Consent of Mark N. Schneider, A Professional Corporation	This Filing
10.1	10	Loan and Security Agreement between Emerson Remodeling, Inc. and Lon Stalsberg dated as of June 15, 2006	This Filing

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10.2	10	Form of Proceeds Escrow Agreement between New Castle Ventures, Inc. and First Utah Bank dated [_____], 2007	This Filing
23.1	23	Consent of Madsen & Associates CPA’s, Inc., Independent Registered Accounting Firm	This Filing
23.2	23	Consent of Mark N. Schneider, A Professional Corporation	Included in Exhibit 5.1

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on July 11, 2007.

New Castle Ventures, Inc.

By:	/s/ Gregory C. Menges
Gregory C. Menges
President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory C. Menges	President and Director	July 11, 2007
Gregory C. Menges	(Principal Executive Officer)

/s/ Thomas C. Nichols	Vice President and Director	July 11, 2007
Thomas C. Nichols

/s/ R. Scott Beebe	Secretary, Treasurer and Director	July 11, 2007
R. Scott Beebe	(Principal Financial and Accounting Officer)

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